Exhibit 10.64

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), is effective as of this 26th day of August, 2009 (the “Effective Date”), and is by and among ADA-ES, Inc., a Colorado corporation (“ADA”), NexGen Refined Coal, LLC, a Wyoming limited liability company (“NexGen”) and Clean Coal Solutions, LLC, a Colorado limited liability company (formerly known as “ADA-NexCoal, LLC”) (the “Company”). ADA, NexGen and the Company are sometimes herein collectively referred to as the “parties” and each individually as a “party.”

RECITALS

A. ADA, NexGen and the Company are parties to that certain Purchase and Sale Agreement, dated as of November 3, 2006 (the “Agreement”).

B. The parties wish to amend the Agreement to amend the timing and the manner of payment of the Additional Cash Consideration as provided in the Agreement.

C. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties do hereby agree as follows:

1. Amendment.

a. Article I (Definitions) shall be amended to provide for the following new defined terms to be inserted within Article I in their appropriate alphabetical order:

““Calendar Quarter” shall mean, in any given calendar year, each of the periods (i) beginning on January 1 through March 31, (ii) April 1 through June 30, (iii) July 1 through September 30, and (iv) October 1 through December 31, or relevant fiscal quarters as may be determined by an Investor through its agreements.”

““Distributed Cash” shall mean any cash distribution due and owed (and properly paid to ADA in accordance with Section 2.2(f) below) and/or received by NexGen in any Qualifying Quarter pursuant to Section 4.3(a) of the Operating Agreement attributable to the net profit arising from the operation of a Section 45 Business by the Company or any subsidiary of the Company excepting any Tax Distribution (as defined in the Operating Agreement) or any other amounts allocable to a Member’s income tax liability.”

““Facility” shall mean any facility initially owned by the Company or an affiliate of the Company and subsequently used at a Generating Station or otherwise to produce Refined Coal.”

““Generating Station” shall mean a coal fueled electric power generating station.”

““Investor” shall mean a third-party (other than a Utility or an affiliate of a Utility) that, directly or indirectly, purchases or otherwise obtains an ownership interest in a Facility or in the owner of a Facility.”

““Monetization” shall mean the document closing of the sale to an Investor of all or a portion of the direct or indirect ownership interests in a Facility or in the owner of a Facility that are owned by the Company or an affiliate of the Company.”

““Projected Annual Tons” shall mean, with respect to each Generating Station or other Facility for any Utility, the average number of tons of Refined Coal projected to be sold annually to the Utility in respect of the Generating Station or other Facility as determined from the relevant agreement for the sale of Refined Coal entered into by the Utility.”

““Qualifying Quarter” shall mean each Calendar Quarter, commencing with the Calendar Quarter during which the Company’s or any subsidiary of the Company’s Business becomes a Section 45 Business, in which NexGen receives or is due and owed (and properly paid to ADA in accordance with Section 2.2(f) below) Distributed Cash.”

““Refined Coal” shall mean “refined coal” the production and sale of which qualifies for Section 45 Tax Credits.”

““Tonnage Note” shall mean a promissory note made payable to ADA by NexGen upon, intra alia, the following terms: unpaid principal balance bearing interest at the rate of 5% per annum compounded quarterly (based on a 360 day year); interest only, payable quarterly in arrears; payments being credited first to accrued interest and then to principal; unrestricted right of prepayment without penalty or premium; secured by an assignment and pledge of NexGen’s ownership interest in the Company, in accordance with the Form of Security and Pledge Agreement attached hereto as Exhibit A; principal due at maturity on the second anniversary of the date thereof; and during any period in which an Investor properly withholds payment with respect to and as permitted by a Monetization, such interest shall continue to accrue, but shall not become due until 10 days following the payment of all money so withheld and such maturity shall be extended by a time equal to the duration of such period.”

““Utility” shall mean an electric power generating company with whom the Company, an affiliate of the Company or the owner of a Facility contracts to sell Refined Coal pursuant to the relevant agreement for the sale of Refined Coal in respect of one or more Generating Stations.”

b. Article I, subsection (i) of the Agreement referencing the defined terms “Installment Payment” and “Installment Payments” shall be deleted in its entirety and shall be replaced by the notation “[Reserved]”.

c. Section 2.2 to the Agreement is hereby amended, restated and replaced in its entirety to read as follows:

“2.2 Payments of Additional Cash Consideration. In the event the Company’s or any subsidiary of the Company’s Business becomes a Section 45 Business, then, provided that NexGen does not make a Non-payment Election (as defined in Section 2.3 herein), the Additional Cash Consideration to be paid to ADA by NexGen in its sole and absolute discretion in accordance with Section 2.1(c) above shall be paid as follows:

(a) with respect to each Generating Station, an amount equal to $0.26 (twenty-six cents) multiplied by the Projected Annual Tons shall be paid within 10 days after a related Monetization by either (at the option of NexGen) (i) a wire transfer thereof to an account designated by ADA or (ii) NexGen making and delivering to ADA a Tonnage Note in the principal amount thereof which shall be payable as follows: (A) as and to the extent that NexGen is due and owed (and properly paid to ADA in accordance with Section 2.2(f) below) and/or receives Distributed Cash allocable to such Monetization, in an amount equal to 35% of such Distributed Cash, (B) accrued interest only quarterly to the extent not paid in accordance with the foregoing clause (A), and (C) in full upon maturity of the Tonnage Note; and

(b) an amount equal to 25% of Distributed Cash due and owing (and properly paid to ADA in accordance with Section 2.2(f) below) and/or received by NexGen allocable to all Monetizations within 10 days following its receipt thereof by NexGen, until the Additional Cash Consideration plus any accrued interest thereon has been paid in full.

(c) Payments made under Section 2.2(a) on Tonnage Notes shall first be credited to the payment of any accrued and unpaid interest and then to the payment of the remaining principal amounts thereof. Commencing upon the first Monetization, the unpaid balance of the Additional Cash Consideration (after deducting the principal amount of each Tonnage Note therefrom) shall bear interest at the rate of 5% per annum compounded quarterly (based on a 360 day year), with all payments thereon being credited first to the payment of accrued interest and then to the payment of the balance thereof.

(d) If any payment is not made when due or the unpaid balance (principal and accrued interest) of a Tonnage Note is not paid in full within 10 days following its maturity, or if NexGen fails to make a payment in accordance with Section 2.2(b) herein, NexGen shall be deemed to have made a Non-payment Election in respect of the entire unpaid balance of the Additional Cash Consideration and the entire unpaid principal balance of each Tonnage Note.

(e) For the purposes of this Section 2.2 and Section 2.3, if a promissory note or similar instrument is received and distributed by the Company in accordance with Section 4.3(b) of the Operating Agreement, Distributed Cash will include payments under such promissory notes or similar instruments the same as if they had not been distributed by the Company.

(f) Notwithstanding anything in this Section 2.2 to the contrary, the Company shall withhold from payments of Distributed Cash due and owing to NexGen the amount of any payments required to be made by NexGen pursuant to Section 2.2(a)(ii)(A) and Section 2.2(b) and shall pay such amounts directly to ADA to be applied to NexGen’s payment obligations under such sections. Amounts withheld by the Company and paid to ADA pursuant to the preceding sentence shall be treated for tax and accounting purposes as if the withheld amount was distributed to NexGen pursuant to the Operating Agreement and paid by NexGen to ADA.

(g) Notwithstanding anything in this Agreement to the contrary, (i) under no circumstances will NexGen’s obligations under this Section 2.2, under all Tonnage Notes, and otherwise with respect to the Additional Cash Consideration, exceed $4,000,000 in the aggregate plus any interest that may accrue thereon in accordance with this Agreement and the Tonnage Notes, and (ii) upon ADA receiving payments of Additional Cash Consideration totaling, in the aggregate, $4,000,000, plus any accrued interest thereon (inclusive of any accrued interest on any Tonnage Notes), all Tonnage Notes (whether or not the principal balance thereof has been paid) shall be cancelled and the obligations of NexGen thereunder extinguished and ADA shall have no further rights in respect thereof.”

d. Section 2.3 to the Agreement is hereby amended, restated and replaced in its entirety to read as follows:

“2.3 Non-Payment Election. In the event the Company’s Business becomes a Section 45 Business and, simultaneously or subsequently thereto NexGen fails to make any payment of Distributed Cash to ADA as required by Section 2.2 of this Agreement (a “Non-payment Election”) then NexGen shall, without request or any further action on the part of ADA, transfer, convey and deliver unto ADA, free and clear of all Liens, and without payment of any additional consideration therefor by ADA, that number of Units (including any fractional number of Units) equal to: (i) the total of the remaining balances of all Tonnage Notes plus the remaining balance of the Additional Cash Consideration divided by (ii) One Hundred Thousand Dollars ($100,000). NexGen shall deliver any certificate representing such Units to ADA, endorsed as appropriate to effect such transfer, and shall deliver any other documents reasonably requested by ADA to vest title to such Units in ADA.

Upon a Non-payment Election in respect of a Tonnage Note, the amount of the Distributed Cash previously allocated to the Monetization giving rise to such Tonnage Note shall be recalculated as of the date of such Tonnage Note assuming that NexGen owned only the number of Units owned after giving effect to the transfer associated with a Non-payment Election pursuant to this Section 2.3. The difference between the two calculations of Distributed Cash shall be owing by NexGen to ADA and the unpaid balance thereof shall bear interest at the rate of 5% per annum compounded quarterly (based on a 360 day year) commencing as of the date of such Tonnage Note. Such difference and the accrued interest thereon shall be paid only out of the Distributed Cash received by NexGen following the Non-payment Election and only to the extent that payments measured with reference thereto are not otherwise required to be made by NexGen in accordance with Section 2.2 herein. The payment of such difference shall be deemed to be an increase in the Additional Cash Consideration and not a retroactive reallocation of income, gain, loss, deduction and credit of the Company.

Except for the obligations of NexGen under this Section 2.3 and Section 2.2 of this Agreement or any other Section of this Agreement which by its terms continues to be applicable following a Non-payment Election, if and only if NexGen shall affirmatively make a Non-payment Election by a specific writing signed by NexGen and delivered to ADA (i.e., other than by any nonpayment), NexGen and its Affiliates shall have no further rights or obligations with respect to the Company or ADA hereunder, and all rights of NexGen with respect to its remaining Units shall be as set forth in the Operating Agreement.”

e. Section 7.14 to the Agreement is hereby amended, restated and replaced in its entirety to read as follows:

“7.14 Limitation on Remedies. The parties acknowledge that under no circumstances is NexGen obligated by the terms hereof or otherwise, to make any payments of Distributed Cash to ADA and that the decision whether or not to make or withhold any such payments shall be in the sole and absolute discretion of NexGen. In the event NexGen does not elect to make one or any payments of Distributed Cash to ADA, the parties agree and acknowledge that the sole remedy available to ADA for such failure shall be as set forth in Section 2.2 and Section 2.3 hereof.”

2. Entire Agreement. The terms and conditions of this Amendment shall be incorporated by reference in the Agreement as though set forth in full therein. In the event of any inconsistency between the provisions of this Amendment and any other provision of the Agreement, the terms and provisions of this Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Agreement shall remain in full force and effect to the extent in effect on the date hereof. The Agreement, as modified by this Amendment, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter hereof.

3. Miscellaneous.

a. Counterparts. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

b. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment, and are not to be taken into consideration in interpreting this Amendment.

c. Effect. Upon the effectiveness of this Amendment, from and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to the Agreement as amended hereby, and each reference in any other document to the Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Agreement as amended hereby.

d. No Novation. Except as and to the extent provided for or specifically resulting from the execution, delivery and effectiveness of this Amendment, this Amendment shall not (i) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of any party under the Agreement, (ii) constitute a waiver of any provision in the Agreement, or (iii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect as amended by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

CLEAN COAL SOLUTIONS, LLC

By:	/s/ Brian C. Humphrey
Name:	Brian C. Humphrey
Title:	Manager

ADA-ES, INC.

By:	/s/ Mark H. McKinnies
Name:	Mark H. McKinnies
Title:	SVP & CFO

NEXGEN REFINED COAL, LLC

By:	/s/ Charles S. McNeil
Name:	Charles S. McNeil
Title:	President

Exhibit A

Form of Pledge and Security Agreement